Exhibit 99.1

CYBERKINETICS RECEIVES NEUROPORT™ 510K CLEARANCE
- Acute Neural Monitor is Company’s First Commercial Clinical Product -

FOXBOROUGH, Mass. – April 4, 2005 — Cyberkinetics Neurotechnology Systems, Inc. (OTCBB: CYKN) (Cyberkinetics) today announced that it has obtained 510(k) clearances of its NeuroPort™ Cortical Microelectrode Array (NeuroPort™ Array) and NeuroPort™ Neural Signal Processor (NeuroPort™ NSP). Taken together, the NeuroPort™ Array and NeuroPort™ NSP comprise a neural monitoring system (the NeuroPort™ System) designed for acute inpatient applications, and labeled for temporary (< 30 days) recording and monitoring of brain electrical activity.

Potential clinical applications for invasive brain monitoring with the NeuroPort™ in the United States currently include patients undergoing elective surgery for diagnosis and treatment of severe epilepsy (approximately 5,000/year) and patients undergoing emergency craniotomies for brain injury and strokes (approximately 70,000/year).

The NeuroPort™ System is capable of providing neurologists and neurosurgeons a new resource to detect, transmit and analyze neural activity of patients who have undergone craniotomy. The Array allows the collection of aggregate or individual neural signals from the cortical region of the brain. The NSP allows these signals to be recorded and analyzed by the physician as a part of the diagnosis and treatment of neurological conditions. The NeuroPort™ System is covered by two issued patents, and system elements are including in a number of additional patent applications.

Cyberkinetics anticipates a limited market introduction of the NeuroPort™ System early in 2006, after completing necessary manufacturing upgrades during the remainder of 2005. Cyberkinetics is evaluating distribution strategies to support a broad product launch before the end of 2006.

“Marketing clearance of the NeuroPort™ System, our first commercial clinical product, is an important first step in our strategy to develop a broad family of products to diagnose, monitor and treat neurological diseases and injuries,” said President and Chief Executive Officer Timothy R. Surgenor. “NeuroPort™ will provide us with entry into an established and growing invasive brain monitoring market of approximately $100 million annually. It also allows us work with clinicians to begin to explore applications of our technology in potentially much larger markets for long-term monitoring and treatment of neurological disease.”

“The NeuroPort™ Array and the NeuroPort™ NSP are both critical components derived from our BrainGate™ Neural Interface System,” Surgenor continued. “These approvals testify to the strong pre-clinical foundation of our technology platform. Furthermore, clinical use of the NeuroPort™ System will help familiarize neurologists and neurosurgeons with the characteristics and capabilities of our core technology and will provide invaluable clinical experience that will accelerate all of our programs, including the BrainGate™ program.”

About Cyberkinetics Neurotechnology Systems, Inc.
Cyberkinetics Neurotechnology Systems, a leader in brain-machine interface technology, is developing products to treat nervous system diseases and disorders by bringing together advances in neuroscience, computer science and engineering. Cyberkinetics’ products are based on over ten years of technology development and cutting-edge neuroscience research at leading academic institutions such as Brown University, the Massachusetts Institute of Technology, Emory University, and the University of Utah. Cyberkinetics is publicly traded on the Over the Counter Bulletin Board under the ticker symbol CYKN. The Company is headquartered in Foxborough, Massachusetts and conducts engineering and research in Salt Lake City, Utah. Additional information is available at www.cyberkineticsinc.com.

Forward Looking Safe Harbor Statement:
This news release contains “Forward Looking Statements.” These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Forward-looking statements include, but are not limited to, statements concerning our future expectations, plans, prospects and future operating results as well as projections of cash and marketable securities and sufficiency of funding for capital expenditures. Actual results may differ materially from those indicated by these forward-looking statements as a result of various factors including risks related to: our access to additional capital; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; our development of products; our ability to obtain and maintain patent protection for our discoveries and products; and our limited operating history; as well as those risks more fully discussed in the “Risk Factors” section of the Form 8-K filed with the Securities and Exchange Commission on October 8, 2004. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.

Media Contact:	Company Contact:
Kari Lampka	Jessica Duda
MacDougall Biomedical Communications	Cyberkinetics Neurotechnology Systems
(508) 647-0209	(508) 549-9981, ext 112
klampka@macbiocom.com	IR@cyberkineticsinc.com